Exhibit 2.4
ARTICLES OF MERGER
OF
REGIONAL ENTERPRISES, INC.
a Virginia corporation,
AND
REGIONAL ENTERPRIZES, INC.,
a Virginia corporation
The undersigned corporations, pursuant to Title 13.1, Chapter 9, Article 12 of the Code of Virginia, hereby execute the following articles of merger and set forth:
ONE
The Plan of Merger, duly approved in the manner prescribed by law by each of the undersigned corporations, and pursuant to which Regional Enterprizes, Inc., a corporation incorporated and organized under the laws of the Commonwealth of Virginia (“Corporation One”), shall be merged with and into Regional Enterprises, Inc., a corporation incorporated and organized under the laws of the Commonwealth of Virginia (“Corporation Two”), is attached as Exhibit A hereto.
TWO
The Plan of Merger was adopted on July 20, 2007, by unanimous consent of the shareholders and the Board of Directors of Corporation One, and on July 16, 2007, by unanimous consent of the Board of Directors of Corporation Two, as required by Title 13.1, Chapter 9, Article 12 of the Code of Virginia.
THREE
Pursuant to Section 13.1-718(F) of the Code of Virginia, no approval of the shareholders of Corporation Two was required.
FOUR
The surviving corporation pursuant to the Plan of Merger shall be Corporation Two, a corporation incorporated and organized under the laws of the Commonwealth of Virginia.

The undersigned officers declare that the facts herein stated are true as of this 27th day of July, 2007.

REGIONAL ENTERPRISES, INC., a Virginia corporation
By:	/s/ Ian T. Bothwell
Ian T. Bothwell
President and Chief Executive Officer

REGIONAL ENTERPRIZES, INC., a Virginia corporation
By:	/s/ W. Gary Farrar, Jr.
W. Gary Farrar, Jr.
President

2

Exhibit A
PLAN OF MERGER
THIS PLAN OF MERGER is made and entered into as of this 27th day of July, 2007, by and between REGIONAL ENTERPRISES, INC., a corporation incorporated under the laws of Virginia (“Merging Corp.”), and REGIONAL ENTERPRIZES, INC., a corporation incorporated under the laws of Virginia (“Merged Corp.”).
A. Merging Corp. is a wholly-owned subsidiary of Rio Vista Energy Partners L.P., a Delaware limited partnership (“Purchaser”).
B. The authorized capital stock of Merged Corp. consists of 10,000 shares of Common Stock, $10.00 par value per share, of which 1,100 of such shares are designated as voting shares and 8,900 of such shares are designated as non-voting shares. All 10,000 of such shares (collectively, the “Shares”) are outstanding and owned by the shareholders of Merged Corp. (the “Shareholders”).
C. Merged Corp. and Merging Corp. and their respective Boards of Directors and, to the extent required by applicable law, their respective shareholders, have approved the merger of Merged Corp. with and into Merging Corp. by a statutory merger upon the terms and conditions set forth herein.
NOW, THEREFORE, Merged Corp. and Merging Corp. agree as follows:
1. Merger. At the Effective Time (as defined below), Merged Corp. shall be merged with and into Merging Corp. (the “Merger”) in accordance with the provisions of Article 12 of the Virginia Stock Corporation Act; Merging Corp. shall be and continue in existence as the surviving corporation (the “Surviving Corporation”); and the separate corporate existence of Merged Corp. shall cease.
2. Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, properly executed articles of merger, in the form required by and executed in accordance with the Virginia Stock Corporation Act (“VSCA”), filed with the State Corporation Commission of the Commonwealth of Virginia, in accordance with the provisions of Section 13.1-720 of the VSCA. The term “Effective Time” shall mean the date and time at which the Merger shall become effective.
3. Effect of Merger on Outstanding Shares. The manner of converting or canceling shares of Merged Corp. and Merging Corp. shall, by virtue of the Merger and without any further action on the part of the holders thereof, be as follows:
(a) At the Effective Time, each of the Shares issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive Nine Hundred and 00/100 Dollars ($900.00) per Share in cash, subject to the provisions of the Agreement and Plan of Merger dated July 27, 2007, by and among Purchaser, Merging Corp., Merged Corp., the Shareholders and W. Gary Farrar, Jr. (the “Merger Agreement”).

(b) All Shares converted pursuant to Section 3(a) at the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented such outstanding Shares shall cease to have any rights as a shareholder of Merged Corp., except the right to receive the consideration set forth herein for each such Share.
(c) At the Effective Time, each share of common stock of Merging Corp. issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
(d) The Merger has been approved by the unanimous consent of the shareholders of Merged Corp.; therefore, there shall be no dissenters’ rights pursuant to Article 15 of the VSCA.
4. Exchange of Shares. At the Effective Time, each former shareholder of Merged Corp., upon surrender of an outstanding certificate or certificates heretofore representing the Shares, or delivery of a lost stock affidavit in form and substance acceptable to all parties to the Merger Agreement, shall be entitled to receive in exchange therefor the consideration set forth herein for each such Share.
5. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Merging Corp. in effect at the Effective Time shall continue (until amended or repealed as provided by applicable law) to be the Articles of Incorporation and Bylaws of the Surviving Corporation after the Effective Time.
6. Termination or Abandonment. This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time by either Merged Corp. or Merging Corp. by action of its Board of Directors if and only if the Merger Agreement is terminated in accordance with its terms.
7. Other Provisions.
(a) This Plan of Merger shall be governed by the laws of the Commonwealth of Virginia.
(b) This Plan of Merger may be executed in any number of counterparts and each such counterpart shall be deemed to be an original, but all of such counterparts together shall constitute one and the same plan.
[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, Merging Corp. and Merged Corp. have caused this Plan of Merger to be executed as of the day and year first written above.

REGIONAL ENTERPRISES, INC., a Virginia corporation
By:	/s/ Ian T. Bothwell
Ian T. Bothwell
President and Chief Executive Officer

REGIONAL ENTERPRIZES, INC., a Virginia corporation
By:	/s/ W. Gary Farrar, Jr.
W. Gary Farrar, Jr.
President

3